Exhibit 99.1

FOR IMMEDIATE RELEASE

PETRA ACQUISITION, INC. RECEIVES EXPECTED NASDAQ NOTIFICATION REGARDING DELAYED FORM 10-Q

New York, NY, June 1, 2021 – Petra Acquisition, Inc. (NASDAQ: PAIC) (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, announced that on May 28, 2021, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) advising that because the Company failed to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (the “Form 10-Q”), the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). Nasdaq has informed the Company that it has until July 26, 2021 to submit a plan to regain compliance with the Rule, provided that the Company will not be required to submit a plan if the Form 10-Q is filed before such date. If Nasdaq approves the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-Q (or until November 22, 2021) to regain compliance.

The Company anticipates that it will file the Form 10-Q in advance of the sixty-day deadline and thereby regain compliance with the Nasdaq continued listing requirements. If the Company is unable to file the Form 10-Q by July 26, 2021, it intends to file a plan to regain compliance with Nasdaq. There can be no assurance, however, that the Company will be able to regain compliance with the listing requirements discussed above or otherwise satisfy the other Nasdaq listing criteria. This notification has no immediate effect on the listing of the Company’s securities on Nasdaq.

About Petra Acquisition, Inc.

Petra Acquisition, Inc.(Nasdaq: PAIC) is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, with an initial focus on target businesses in the healthcare or a healthcare-related industry. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:
Andreas Typaldos
Chief Executive Officer
Petra Acquisition, Inc.
(917) 622-5800